Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Furmanite Corporation of our reports dated March 7, 2013, with respect to the consolidated financial statements of Furmanite Corporation and subsidiaries (the “Company”) as of and for the year ended December 31, 2012, and to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, which appear in Furmanite Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 8, 2013.

/s/ UHY LLP

Houston, Texas

May 9, 2013